Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the inclusion in this Registration Statement on Form S-1 of authID, Inc and Subsidiaries (the “Company”) of our report dated March 30, 2023, related to the consolidated financial statements of the Company as of and for the years ended December 31, 2022 and 2021, and to the reference to us under the heading “Experts” in this Registration Statement.

/s/ Cherry Bekaert LLP

Tampa, Florida

September 8, 2023